Exhibit 99.1

American Technical Ceramics Corp. Names Bill Johnson Vice President of Sales

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--June 13, 2005--American Technical Ceramics Corp. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced that it has named Bill Johnson Vice President of Sales.
    Victor Insetta, President and Chief Executive Officer of the Company, stated, "We are pleased to have Bill Johnson join our team. Bill has over twenty-five years experience in sales, manufacturing and marketing in the electronic components industry. As our business expands in the global marketplace, Bill's strong combination of experience and keen ability to identify and meet client needs compliments our approach of working with our clients and meeting client needs through unique offerings. Bill's experience in global sales channel management and execution will help to continue our strong growth."
    Prior to joining ATC, Bill Johnson was Vice President - Sales for Precision Technology, a leader in the design and manufacture of linear actuation and power transmission equipment. He previously held the position of Vice President - Worldwide Sales for the electronic component manufacturer KEMET Corporation, and was a Plant Manager for Vishay Intertechnology. He began his career at AVX Corporation where he held the positions of Regional Sales Manager and Product Marketing Manager for this manufacturer or electronic components.
    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             invest@atceramics.com
             or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             ajordan@hfgcg.com